Exhibit 99.3

PEMEX PROJECT FUNDING MASTER TRUST

Offers to Exchange Securities

which have been

Registered under the Securities Act of 1933, as amended,

and which are

Unconditionally and Irrevocably Guaranteed by Petróleos Mexicanos,

for any and all of the Corresponding Outstanding Securities of Petróleos Mexicanos

CUSIP Nos. of Old Securities	ISIN Nos. of Old Securities	Old Securities Series of Petróleos Mexicanos	Corresponding New Securities Series of Pemex Project Funding Master Trust, registered under the Securities Act and guaranteed by Petróleos Mexicanos
71654QAH5	US71654QAH56 (Rule 144A) USP78628AC15 (Reg. S)	U.S. $91,647,000 9.00% Guaranteed Notes due 2007 (the “9.00% old notes”)	Up to U.S. $91,647,000 9.00% Guaranteed Notes due 2007 (the “9.00% new notes”)

71654QAL6 71654QAJ1	US71654QAL68 (Registered) US71654QAJ13 (Rule 144A) USP78628AD97 (Reg. S)	U.S. $200,381,000 8.85% Global Guaranteed Notes due 2007 (the “8.85% old notes”)	Up to U.S. $200,381,000 8.85% Guaranteed Notes due 2007 (the “8.85% new notes”)

71654QAS1 71654XAJ6 71654YAJ4	US71654QAS12 (Registered) US71654XAJ63 (Rule 144A) US71654YAJ47 (Reg. S)	U.S. $159,229,000 9 3/8% Global Guaranteed Notes due 2008 (the “9 3/8% old notes”)	Up to U.S. $159,229,000 9 3/8% Guaranteed Notes due 2008 (the “9 3/8% new notes”)

71654QAP7 71654XAF4 71654YAF2	US71654QAP72 (Registered) US71654XAF42 (Rule 144A) US71654YAF25 (Reg. S)	U.S. $25,780,000 9 1/4% Global Guaranteed Bonds due 2018 (the “9 1/4% old bonds”)	Up to U.S. $25,780,000 9 1/4% Guaranteed Bonds due 2018 (the “9 1/4% new bonds”)

71654XAC1 71654YAB1	US71654XAC11 (Rule 144A) US71654YAB11 (Reg. S)	U.S. $21,265,000 8.625% Bonds due 2023 (the “8.625% old bonds”)	Up to U.S. $21,265,000 8.625% Guaranteed Bonds due 2023 (the “8.625% new bonds”)

71654QAM4 71654QAK8	US71654QAM42 (Registered) US71654QAK85 (Rule 144A) USP78628AE70 (Reg. S)	U.S. $45,523,000 9.50% Global Guaranteed Bonds due 2027 (the “9.50% old bonds”)	Up to U.S. $45,523,000 9.50% Guaranteed Bonds due 2027 (the “9.50% new bonds”)

71654QAR3 71654XAK3 71654YAK1	US71654QAR39 (Registered) US71654XAK37 (Rule 144A) US71654YAK10 (Reg. S)	U.S. $96,254,000 9.50% Puttable or Mandatorily Exchangeable Securities (“POMESSM”) due 2027 (the “9.50% old POMESSM”)	Up to U.S. $96,254,000 9.50% Guaranteed POMESSM due 2027 (the “9.50% new POMESSM”)

To Our Clients:

Enclosed for your consideration is a prospectus of Pemex Project Funding Master Trust (the “Issuer”) and Petróleos Mexicanos (the “Guarantor”), a decentralized public entity of the Federal Government of the United Mexican States, dated July [    ], 2005 (the “Prospectus”), and letter of transmittal (the “Letter of Transmittal”), relating to the offers to exchange (the “exchange offers”), upon the terms and subject to the conditions set forth in the prospectus, the outstanding U.S. $91,647,000 9.00% old notes, U.S. $200,381,000 8.85% old notes, U.S. $159,229,000 9 3/8% old notes, U.S. $25,780,000 9 1/4% old bonds, U.S. $21,265,000 8.625% old bonds, U.S. $45,523,000 9.50% old bonds and U.S. $96,254,000 9.50% old POMESSM (collectively, the “old securities”) which were issued by Petróleos Mexicanos, for an equal principal amount of the corresponding series of 9.00% new notes, 8.85% new notes, 9 3/8% new notes, 9 1/4% new bonds, 8.625% new bonds, 9.50% new bonds or 9.50% new POMESSM (collectively, the “new securities”), which will be issued by the Issuer, unconditionally guaranteed by Petróleos Mexicanos and registered under the Securities Act of 1933, as amended (the “Securities Act”). The exchange offers are being made voluntarily. Holders participating in the exchange offers are required to pay an exchange fee of U.S. $5.00 for each U.S. $1,000 principal amount of old securities they exchange, which the Issuer will use to pay the expenses of the exchange offers.

The material is being forwarded to you as the beneficial owner of the old securities carried by us in your account but not registered in your name. A tender of such old securities may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any old securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. We also request that you confirm that we may, on your behalf, make the representations and warranties contained in the Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the old securities on your behalf in accordance with the provisions of the exchange offers. The exchange offers will expire at 5:00 p.m., New York City time, on August [    ], 2005 (the “expiration date”), unless extended by the Issuer. The old securities tendered pursuant to the Exchange Offers may be withdrawn at any time before the expiration date, unless previously accepted by the Issuer.

Your attention is directed to the following:

1. The exchange offers are for any and all old securities.

2. The exchange offers are subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offers—Conditions to the Exchange Offers.”

3. Any transfer taxes incident to the transfer of old securities from the holder to the Issuer will be paid by the Issuer, except as otherwise provided in Instruction 5 in the Letter of Transmittal. See “The Exchange Offers—Transfer Taxes” in the Prospectus.

4. The exchange offers expire at 5:00 p.m., New York City time, on the expiration date, unless extended by the Issuer.

5. If you wish to participate in the exchange offers, you must pay the exchange fee of U.S. $5.00 per U.S. $1,000 principal amount of old securities exchanged, so that we can forward this fee to Deutsche Bank Trust Company Americas, as Exchange Agent.

If you wish to have us tender any of your old securities, please so instruct us by completing, executing and returning to us the instruction set forth below. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender old securities.

Instructions with Respect to the Exchange Offers

The undersigned acknowledge(s) receipt of your letter enclosing the Prospectus, dated July [    ], 2005 of Pemex Project Funding Master Trust and Petróleos Mexicanos, a decentralized public entity of the Federal Government of the United Mexican States, and the related specimen Letter of Transmittal.

This will instruct you to tender the principal amount of old securities indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal. (Check one).

Box 1	☐	Please tender the old securities held by you for my account. If I do not wish to tender all of the old securities held by you for my account, I have identified on a signed schedule attached hereto the principal amount of old securities that I do not wish tendered.

Box 2	☐	Please do not tender any old securities held by you for my account.

Date:
Signature

Please print name(s) here

Area Code and Telephone No.

Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all old securities.

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